Exhibit 99.1

AfterNext HealthTech Acquisition Corp. Announces the Separate Trading of its Class A Ordinary Shares and Warrants Commencing October 4, 2021

SAN FRANCISCO AND FORT WORTH, TX – September 29, 2021 – AfterNext HealthTech Acquisition Corp. (“AfterNext” or “the Company”) announced that, commencing October 4, 2021, holders of the units sold in the Company’s initial public offering of 25,000,000 units completed on August 16, 2021 may elect to separately trade the Class A ordinary shares and warrants included in the units. Class A ordinary shares and warrants that are separated will trade on the New York Stock Exchange under the symbols “AFTR” and “AFTR WS,” respectively. Those units not separated will continue to trade on the New York Stock Exchange under the symbol “AFTR.U.” No fractional warrants will be issued upon separation of the units, and only whole warrants will trade. Holders of the units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from: Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, NY 10282, email: prospectus-ny@ny.email.gs.com, tel: (866) 471-2526; Deutsche Bank Securities Inc., Attn: Prospectus Group, 60 Wall Street, New York, New York 10005-2836, email: prospectus.CPDG@db.com, tel: (800) 503-4611; and BofA Securities, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, North Carolina 28255-0001 or email: dg.prospectus_request@bofa.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the prospectus for the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

About AfterNext HealthTech

AfterNext is a special purpose acquisition company focused on the intersection of healthcare and technology and was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Led by Halsey Wise and Anthony Colaluca, in partnership with TPG, the Company intends to focus on the industries that align with the background of its founders and board, with a particular emphasis placed on the HealthTech sector. For more information about AfterNext, please visit www.AfterNextHealthTech.com.

Investor Contact:

inquiries@afternexthealthtech.com

Media Contacts:

For AfterNext HealthTech:

Tom Johnson / Dan Scorpio

Abernathy MacGregor

tbj@abmac.com / dps@abmac.com

(917) 747-6990 / (646) 899-8118

For TPG:

Luke Barrett and Courtney Power

media@tpg.com